EXHIBIT 21.1

Subsidiaries

PhoneGuard, Inc.
April 9, 2010
Florida

I Acq Corp.
January 12, 2012
Delaware

Options Acquisition Sub, Inc.
December 12, 2007
Delaware

1 Touch Marketing, LLC
October 23, 2003
Delaware

Mobile Connections, Inc.
July 14, 2011
Florida

Mobile Innovations, Inc.
July 14, 2011
Florida

Icon Term Life Inc. d/b/a The Lead Link
November 24, 2008
Florida